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                                                                    EXHIBIT 23.6


                          CONSENT OF FINANCIAL ADVISOR


     We hereby consent to the use in this Registration Statement on Form S-4 of our letter to the Board of Directors of First Charter Corporation included as Appendix B to the Prospectus/Proxy Statement that is a part of this Registration Statement, and to the references to such letters and to our firm in such Prospectus/Proxy Statement. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



                                        /s/ Wheat, First Securities, Inc.
                                        WHEAT, FIRST SECURITIES, INC.


Richmond, Virginia
November 13, 1995